May 9, 2008
Molecular Insight Pharmaceuticals, Inc.
160 Second Street
Cambridge, Massachusetts 02142
          Re:      Registration Statement on Form S-3
Gentlemen:
     We have acted as counsel to Molecular Insight Pharmaceuticals, Inc., a Massachusetts corporation (the “Company”), in conjunction with the Registration Statement on Form S-3 (the “Registration Statement”), including the prospectus constituting a part thereof (the “Prospectus”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) on May 8, 2008. The Registration Statement covers the resale from time to time by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of up to 4,325,416 shares of the Company’s common stock, $0.01 par value (the “Common Stock”), in the manner set forth in the Registration Statement, which shares consist of up to 4,030,543 outstanding shares of Common Stock held by the Selling Stockholders and 294,873 shares of Common Stock issuable upon the exercise of certain warrants held by the Selling Stockholders.
     In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus and the Company’s Articles of Organization and Bylaws, as amended to date, and we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments of the Company, certificates of officers, directors and representatives of the Company, certificates of public officials, and such other documents as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
          The opinions set forth in this letter are limited solely to the federal laws of the United States of America and the Massachusetts Business Corporations Act, and we express no opinion as to the laws of any other jurisdiction.

BRUSSELS	DETROIT	MILWAUKEE	SAN DIEGO	TAMPA
CHICAGO	JACKSONVILLE	ORLANDO	SAN DIEGO/DEL MAR	TOKYO
DENVER	LOS ANGELES	SACRAMENTO	SAN FRANCISCO	WASHINGTON, D.C.
	MADISON		TALLAHASSEE	WEST PALM BEACH

Molecular Insight Pharmaceuticals, Inc.
May 9, 2008

          Based upon the foregoing, we are of the opinion that (i) the outstanding shares of Common Stock covered by the Registration Statement that are to be offered and sold from time to time by the Selling Stockholders have been duly authorized, validly issued and are fully paid and nonassessable, and (ii) the shares of Common Stock covered by the Registration Statement that are issuable upon the exercise of certain warrants held by the Selling Stockholders and are to be offered and sold from time to time by the Selling Stockholders, when issued and sold by the Company against payment therefor pursuant to the terms of the warrants, will be validly issued, fully paid and nonassessable.
          We consent to the filing of this opinion as an exhibit to the Registration Statement and the references to our firm under the caption “Legal Matters” in the Prospectus.

Very truly yours,

/s/ FOLEY & LARDNER LLP